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TO THE SECRETARY OF
IDS LIFE INSURANCE COMPANY OF NEW YORK

By a Consent in Writing in Lieu of a Meeting of the Board of Directors received by the Secretary on April 17, 1996, the Board of Directors of IDS Life Insurance Company of New York:

     RESOLVED, That IDS Life of New York Flexible Portfolio Annuity Account (redesignated as IDS Life of New York Variable Annuity Account), comprised of one or more subaccounts, was established as a separate account in accordance with Section 4240 New York Insurance Law and New York Insurance Regulation 47; and

     RESOLVED FURTHER, That the proper officers of the Corporation were authorized and directed to establish such subaccounts within such separate account as they determine to be appropriate; and

     RESOLVED FURTHER, that the proper officers of the Corporation were authorized and directed, as they may deem appropriate from time to time and in accordance with applicable laws and regulations to establish further any subaccounts and change the designation of the separate account to another designation.

As Vice President - Annuities of IDS Life Insurance Company of New York, I hereby establish, in accordance with the above resolutions and pursuant to authority granted by the Board of Directors, 18 additional subaccounts within the separate account that will invest in the following fund:

AIM V.I. Financial Services Fund, Series II Shares
AIM V.I. Global Health Care Fund, Series II Shares
AllianceBernstein VPS Large Cap Growth Portfolio (Class B)
American Century VP Mid Cap Value Fund, Class II
Columbia Marsico Growth Fund, Variable Series
Columbia Marsico International Opportunities Fund, Variable Series
Credit Suisse Trust- Commodity Return Strategy Portfolio
Dreyfus Variable Investment Fund International Equity Portfolio, Service Shares Dreyfus Variable Investment Fund International Value Portfolio, Service Shares Eaton Vance VT Floating-Rate Income Fund
Fidelity(R) VIP Contrafund(R) Portfolio Service Class 2
Neuberger Berman Advisers Management Trust International Portfolio (Class S) Neuberger Berman Advisers Management Trust Socially Responsive Portfolio
(Class S)
Oppenheimer Value Fund/VA, Service Shares
PIMCO VIT All Asset Portfolio, Advisor Share Class
RiverSourceSM Variable Portfolio - Fundamental Value Fund
Van Kampen UIF Global Real Estate Portfolio, Class II Shares
Van Kampen UIF Mid Cap Growth Portfolio, Class II Shares


In accordance with the above resolutions and pursuant to authority granted by the Board of Directors of IDS Life Insurance Company of New York, the Unit Investment Trust comprised of IDS Life of New York Variable Annuity Account is hereby reconstituted. For the period ending December 31, 2004, the subaccounts of IDS Life of New York Variable Annuity Account were reclassified so that each subaccount has multiple unit values reflecting the daily charge deducted for each applicable mortality and expense risk fee. Therefore, in accordance with this reclassification, and with the addition of the subaccount noted above, the Unit Investment Trust comprised of IDS Life of New York Variable Annuity Account is hereby reconstituted as IDS Life of New York Variable Annuity Account consisting of 102 subaccounts.

                                    Received by the Assistant Secretary:

/s/ Gumer C. Alvero                                  /s/ Laura M. Imholte
-------------------                                  --------------------
Gumer C. Alvero                                      Laura M. Imholte


Date:  April 12, 2006